     As filed with the Securities and Exchange Commission on May 5, 1999.

                                                  Registration No. 333-72575

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ____________________

                               Amendment No. 2 to
                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           ACT TELECONFERENCING, INC.
           (Exact name of the Registrant as specified in its charter)

          Colorado                                               84-1132665
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                               Identification No.)



                         1658 Cole Boulevard, Suite 130
                             Golden, Colorado 80401
                                 (303) 233-3500
                         (Address and telephone number
                        of principal executive offices)

                                Gavin J. Thomson
                         1658 Cole Boulevard, Suite 130
                             Golden, Colorado 80401
                                 (303) 235-9000
                      (Name, address, and telephone number
                             of agent for service)

                                    Copy to:
                              William J. Campbell
                                Benjamin M. Chin
                              Faegre & Benson LLP

                              2500 Republic Plaza
                             370 Seventeenth Street
                             Denver, Colorado 80202
                                 (303) 592-9000
                              ___________________

        Approximate date of commencement of proposed sale to the public:
   As soon as practicable after the registration statement becomes effective.
                              ____________________

  If the only securities being registered on this Form are to be offered under dividend or interest reinvestment plans, please check the following box. / /

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis under Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

  If this Form is filed to register additional securities for an offering under Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

  If this Form is a post-effective amendment filed under Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

  If delivery of the prospectus is expected to be made under Rule 434, please check the following box. / /



  The registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective under Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on the date as the Commission, acting under Section 8(a), may determine.

                                  PROSPECTUS



                          ACT TELECONFERENCING, INC.



                        131,210 shares of common stock


     The selling stockholders, former stockholders of Advanced Multi-Point Conferencing, Inc. identified on page 13 and Intrepid Communications, LLC, may from time to time offer and sell our common stock covered by this prospectus on the National Association of Securities Dealers Automated Quotation SmallCap System, or on any other national securities exchange on which our common stock may be listed or traded, or in negotiated transactions. The common stock may be sold directly or through brokers or dealers. See "Plan of Distribution."

     We will not receive any proceeds of any sales of our common stock. We will pay all expenses of registration incurred in connection with the offering, but the selling stockholders will pay for all selling and other expenses they will incur.



                     NASDAQ SmallCap Market Trading Symbol:
                              ACTT (common stock)
                            _______________________


     This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See "Risk Factors" beginning on page 4.

     The Securities and Exchange Commission or any state securities commission has not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            _______________________

                               Dated May 5, 1999

                               TABLE OF CONTENTS
                               -----------------

                                                                            PAGE
RISK FACTORS............................................................     4

INFORMATION INCORPORATED BY REFERENCE...................................    13

ACT AND RECENT DEVELOPMENTS.............................................    14

SELLING STOCKHOLDERS....................................................    16

FORWARD-LOOKING INFORMATION.............................................    18

USE OF PROCEEDS.........................................................    18

PLAN OF DISTRIBUTION....................................................    18

DESCRIPTION OF SECURITIES...............................................    19

LEGAL MATTERS...........................................................    20

EXPERTS.................................................................    20

INDEMNIFICATION.........................................................    20

          We have not authorized any dealer, salesperson, or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover.

                                  RISK FACTORS

          You should consider carefully the following risk factors, along with the other information contained or incorporated by reference in this prospectus, in deciding whether to invest in our shares. These factors, among others, may cause actual results, events, or performance to differ materially from those expressed in any forward-looking statements made in this prospectus.

Our competitors have substantially greater capital resources and name recognition than we do, and there is no assurance that we will be able to compete against our competitors and potential competitors in terms of research and development, manufacturing, marketing, and sales.

          The teleconferencing industry is highly competitive. There is no assurance that we will be able to compete against our competitors and potential competitors in terms of research and development, manufacturing, marketing, and sales. Many of our competitors have substantially greater capital resources and name recognition than we do. Competition in our markets is based primarily on quality, service, and price. To compete successfully against other teleconferencing providers, we must be able to maintain competitive pricing while at the same time offer high quality services and related products. Competition in our markets may result in pricing pressures that may adversely affect the prices and sales levels of our teleconferencing services and related products. Teleconferencing equipment and bridges are widely available at relatively affordable prices. There are few regulatory barriers to competition in the United States. Until recently, local exchange carriers, including local telephone companies, were prohibited from providing audio teleconferencing, except in limited areas. The United States Congress recently passed legislation that permits local exchange carriers to offer teleconferencing services. This legislation permits additional competition if some or all of the local exchange carriers choose to enter or expand their activities in the teleconferencing market in the United States. In addition, existing competitors can be expected to expand their services and new competitors are likely to be encountered. There are no significant regulatory barriers to market entry in the United Kingdom, the Netherlands, France, Belgium, Canada, or Australia. Barriers to entry in other foreign markets vary, but may involve governmental regulation or government-owned telephone systems resistant to competition with independent teleconferencing companies.

We may not be able to replace our key executives.

     There is no assurance the we would be able to adequately identify and employ lost key executives. While we employ a number of key personnel, we are dependent on the services of Gerald D. Van Eeckhout, our Chairman. Although we maintain a key-employee life insurance policy on Mr. Van Eeckhout, there is no assurance the proceeds from the insurance would be adequate to identify and employ his successor and to compensate us for the loss of his services.

We may not be able to hire enough additional technical personnel to meet our needs.

     Our expansion and operations may be adversely affected if we are unable to hire sufficient technical personnel. The design, engineering, and repair of teleconferencing equipment and networks is a highly technical enterprise, and we must continue to locate and employ technically qualified contractors and/or employees to install, maintain, and repair the equipment and networks. These employees may command premium compensation. If sufficiently qualified persons cannot be found and employed on a timely basis as we seek to expand our operations, our expansion may be delayed or our operations otherwise adversely affected.

If integrated services digital network telephone service does not become widely available at affordable rates, our business, operating, and financial results could be a negatively impacted.

     High quality videoconferencing generally requires integrated services digital network, ISDN, telephone service. There can be no assurance that the videoconferencing systems or services we offer will achieve significant market acceptance; that competitors will not market similar services at prices more competitive than our product; or that potential customers will have access to integrated services digital network telephone services at rates which facilitate their purchase. Integrated services digital network telephone service is technically acceptable but is not yet universally available in the United States and is generally higher priced than ordinary telephone service. We have entered the video conferencing market with the offering of a video conferencing and video bridging system, ActionView, that we believe is priced competitively to comparable service offerings. We distribute videoconferencing products in the United States under the Tandberg brand name and under the Picturetel and RSI brand names in Europe.

We have sustained losses in the past, and we expect to sustain losses in the future.

     Despite a continuing trend of strong revenue growth, we have incurred net losses in all years from inception in 1990, except for the fiscal year ending December 31, 1993. Data before 1993 is unaudited.

Accounting Period            Net Revenues      Revenue Growth        Net Income (Loss)
                                                    Rate
-----------------------------------------------------------------------------------------
December 31, 1990                $   153,000                --
-----------------------------------------------------------------------------------------
December 31, 1991                $   435,000               184%              ($   101,000)
-----------------------------------------------------------------------------------------
December 31, 1992                $   954,000               119%              ($    77,000)
-----------------------------------------------------------------------------------------
December 31, 1993                $ 1,582,000                66%               $    26,000
-----------------------------------------------------------------------------------------
December 31, 1994                $ 2,483,000                57%              ($   253,000)
-----------------------------------------------------------------------------------------
December 31, 1995                $ 3,461,000                39%              ($   424,000)
-----------------------------------------------------------------------------------------
December 31, 1996                $ 6,220,000                80%              ($ 1,208,000)
-----------------------------------------------------------------------------------------
December 31, 1997                $10,234,000                65%              ($   437,000)
-----------------------------------------------------------------------------------------
December 31, 1998                $19,010,000                86%              ($ 2,036,000)
-----------------------------------------------------------------------------------------

     We incurred a net loss of $2,036,000 for 1998, primarily as the result of budgeted developmental expenses and start up costs incurred in opening new offices overseas, meeting our obligations under our agreement with Concert
Global Networks Limited, and in developing new business.   While expenditures of
this nature in previous entries into international markets have resulted in substantial revenue growth, we have a continuing need for additional capital to allow us to sustain growth. Although there is no assurance that the growth will result in profitable operations, we have achieved break-even operations before or during the third year of operation for each of our foreign subsidiaries in the United Kingdom and the Netherlands. We have not yet achieved break-even status for our offices in France and Australia that opened in 1997.

Our revenues may significantly fluctuate because we may draw significant revenues from the same clients of our services.

     The mobility of our customers may adversely affect our ability to generate sufficient revenues to support our fixed costs and our growth. Teleconferencing customers can easily switch to a competing provider or allocate their business among several vendors. Our relatively small revenue base makes us susceptible to significant fluctuations in revenues from any single purchaser of our services. Our three largest customers accounted for following percentages of revenues:

-----------------------------------------------------------------------------------------------
                             Customer 1              Customer 2                Customer 3
-----------------------------------------------------------------------------------------------
         1996                   10.9%                   10.5%                      7.2%
-----------------------------------------------------------------------------------------------
         1997                   23.7%                    6.6%                      3.1%
-----------------------------------------------------------------------------------------------
         1998                   21.1%                    5.1%                      3.0%
-----------------------------------------------------------------------------------------------

     Some of our largest customers operate numerous business locations each of which makes teleconferencing decisions independently of other locations. We believe this factor tempers the risk involved in drawing significant revenues from the same client.

If we are not be able to obtain sufficient financing, our plans to expand and to enter into international markets may be limited or disrupted.

     Our plans to expand and to enter international markets may fail if we are unable to obtain sufficient financing. We have no assurance that major long-term
financing will be available as and when needed.   Many of our current and
prospective domestic and international customers utilize teleconferencing services for both local and long-distance teleconferencing, and for reasons of cost and convenience often prefer to do business with a teleconferencing office that is available locally to their central offices. To compete for the customers, we may be required to establish a local presence and install bridge equipment in additional North American, European, and Asia-Pacific cities. Since we expect to experience startup losses from new installations until revenues associated with the installations offset related costs, our ability to fund the costs of the expansions will depend in large part on the availability of adequate financing.

     Rather than establishing a new office and installing a new bridge in select cities, we may, in appropriate circumstances, seek to acquire an existing provider of teleconferencing services in these cities, and may seek to do so by the issuance of our common stock instead of, or in combination with, a cash purchase or investment. In October 1998, we acquired 100% of the stock of Advanced Multi-Point Conferencing, Inc. in Ottawa. We have no present agreements or arrangements for the acquisition of other teleconferencing businesses, but we continually explore the possibility of acquisitions and are investigating entry into the Hong Kong, and Germany markets.

Our investors' interests in our common stock may be substantially diluted if we seek to raise additional capital through the sale of additional common stock, warrants, or preferred stock that is convertible to common stock.

     If all or any part of the consideration for an acquisition consists of our stock, the acquisition could result in substantial additional dilution to our existing shareholders. Moreover, if we were to seek to raise additional capital through the sale of additional common stock and/or warrants, or preferred stock that is convertible to common stock, at some future date, we may be required to do so at a price per share that is less than the price of the shares offered in this prospectus. Future sales of common stock could result in substantial additional dilution to investors purchasing the shares in this offering.

     The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications, and delays encountered in connection with the operation of a relatively new business, our expansion into new markets and products, the financial strength and effectiveness of our competitors, the degree to which capital is available to us, and the implementation of an expanded marketing strategy. The expense of entry into foreign markets is front-end intensive. Our entry into video-teleconferencing is a relatively new activity for us and has had a significant adverse effect on our earnings. Video conferencing will likely continue to have an adverse effect on earnings while we attempt to develop this business segment.

If our customers do not timely pay on their accounts, our ability to pay our accounts when due and to finance ongoing operations may be adversely affected.

     We depend on timely payment of accounts by our customers to finance ongoing operations. Delays in our customers' payment may adversely affect our ability to pay our accounts when due. We presently have a term loan due in May 1999, an issue of subordinated debt due in 2003, and a number of capitalized leases due at various times through 2003.

We may not be able to effectively react and adapt to the rapid technological changes characteristic of the teleconferencing industry, which will have a material adverse effect on us.

     Technological innovations, such as computer-based bridging equipment, have enabled us to engage in the teleconferencing services business. These innovations are likely to continue and there can be no assurance that we will be able to react and adapt to these changes should they develop, that equipment or software innovations would be available to us at a reasonable price in the future, or that competitors' developments will not render our services obsolete. Although we recently upgraded our bridging equipment to provide state-of-the-art audio teleconferencing technology, which has been augmented to provide data teleconferencing and video teleconferencing, rapid technological changes in the teleconferencing industry may render our bridging or other teleconferencing equipment obsolete or require our substantial additional investment to remain competitive. There can be no assurance the technical innovations would be available to us at a reasonable price, if at all, or that we would be able to respond adequately to the technical innovations. These events could have a material adverse effect on us.

Our systems may not be year 2000 compliant which could cause our computers to be unavailable for a period of time after December 31, 1999, creating a negative impact on our business, operating, and financial results.

          As the Year 2000 approaches, many date sensitive computer applications may fail because they are unable to process dates properly beyond December 31, 1999. Businesses will be required to devote significant resources to convert their information systems to meet Year 2000 requirements. We believe that our internal systems are Year 2000 compliant. However, we are significantly dependent upon external or third parties including electrical utilities, telecommunications, banking and financial services, airlines, and governmental agencies and institutions to provide services to us and to purchase services from us. Their failure to provide services to us due to Year 2000 problems could have a material adverse effect on our business, results of operations, and financial condition. Additionally, as these entities devote financial resources to comply with Year 2000 requirements, the purchasing patterns of our customers may be affected as they may have reduced funds available to purchase our services, which could result in a material adverse effect on our business, results of operations, and financial condition.

          We are continually evaluating all our systems to identify Year 2000 problems, but we have not incurred any material costs for remediation for Year 2000 issues. Although we have not yet identified any issues that would require remediation, we are currently estimating that the future costs to monitor, control, remediate, remove, and reinstall our systems to be Year 2000 compliant, to meet changing business conditions, to handle new business opportunities, and to address Year 2000 issues affecting our vendors and customers that may impact us will be $500,000 or less in 1999 and an additional $500,000 or less beyond 2000. Our review of year 2000 contingencies has not identified any likely business interruptions. Such interruptions, if they occur, will depend, in part, on the handling of Year 2000 issues by our third party vendors and customers. Accordingly, we are uncertain at this time as to the monetary value and time period of any interruption due to Year 2000 problems. We will continue to review and reevaluate the potential costs of remediation and business interruptions throughout 1999.

          State of Readiness. We have increased efforts in the development of
          -------------------
its information technology, IT, systems over the past four years with desktop based Year 2000 compatible software. From our incorporation in December 1989 to mid 1994, we satisfied our major systems requirements using manual or semi-automated computer and accounting systems. We are principally dependent on one of the leading audio conferencing bridge manufacturers, Compunetix, Inc., for our teleconferencing bridges. This manufacturer utilizes a non-information technology system. We have requested Compunetix to verify and certify that all its embedded systems within our bridges are Year 2000 compliant before September 30, 1999. To the best of our knowledge, we are not presently dependent upon any other significant internal non-information technology and/or embedded system which is not Year 2000 compliant.

          Risks of Year 2000 Issues.  Our dependence upon external or third
          --------------------------
parties is significant. The major areas where a Year 2000 failure could have an effect on our business would be a failure in one or more of the following major industries or institutions on which we are dependent either as a supplier to us or as a customer:

          .     Electrical Utilities
          .     Telecommunications
          .     Banking and Financial Services
          .     Airlines
          .     Government Agencies and Institutions

          Their failure to provide services to us due to Year 2000 problems could have a material adverse effect on our business, results of operations, and financial condition. As these entities devote financial resources to comply with Year 2000 requirements, changes in their customary purchasing patterns could result in a material adverse effect on our business, results of operations, and
financial condition.   The consequences of our dependence on external third
parties and changes in our customers' purchasing patterns is uncertain. We are continually updating our contingency plans further described below to analyze and handle the uncertainty regarding any Year 2000 issues.

          Contingency Plans.  Our contingency plan for the Year 2000 is to
          ------------------
continue monitoring all major risks on a proactive basis. We believe that we operate in a changing, high growth, volatile, and high risk environment, and our management will continually assess and address all risks and not only Year 2000 risks. Our market sector is a small niche component of the $700 billion annual worldwide telecommunications industry. All of our major service providers and most of our major customers are multinational entities that are substantially larger than us. We are largely dependent on our major service providers and customers. We intend to monitor our exposure and also take appropriate measures to ensure that we are not unduly dependent upon one particular customer or industry supplier. In anticipation of Year 2000, the following contingency plans are either being considered or have been implemented.

          . Restrictions will be imposed on business airline flights between December 15, 1999 and January 31, 2000.
          . Our cash in banks will be in reasonable sums in at least two major banks and in different corresponding banks overseas.

          . Uninterrupted power supply has been installed to give additional support to the operation of our bridges in all our locations.
          . A minimum of two telecommunications network providers will be connected at all major locations.
          . Operations centers will be stocked with food, water, and bedding, as they are currently for snowstorms, hurricanes, severe thunderstorms, and other natural disasters.
          . Vacations will be adjusted to make optimal use of downtime during this period.

We depend upon rights to technology that we own, and there can be no assurance that the rights we have are sufficient or that we can adequately protect those rights.

     There can be no assurance that we will be able to protect our proprietary information, business practices, or trademarks against a competitor's use, or that we would be successful in any litigation we might bring to protect our proprietary information, business practices, or trademarks. We seek to protect our proprietary information and business practices as trade secrets. We believe our name and the "ACT" logo are unique in the teleconferencing market, but a variety of other enterprises' common usage of the name "Act" or "ACT" makes trademark protection in some contexts either unavailable or so likely to generate litigation or the threat of litigation to make the pursuit of trademark protection prohibitively expensive. The United Kingdom's Trade Marks Registry has issued trademark certificates to us for ACT and ACTIONCALL, which we license to ACT Teleconferencing Limited, and to ACT Teleconferencing Limited for CONFERCALL. We hold no patents.

Political and economic changes including exchange rate fluctuations could reduce our revenue and could create losses in our foreign operations.

     Adverse political or economic developments may occur in even the most stable political or economic climate, and there are always risks of changes, including dramatic changes, in currency values in foreign markets. Fluctuations in currencies could offset revenue gains from the sale of additional teleconferencing services and/or products, or increase operating losses incurred in these locations; however, local costs are incurred in local currencies. We operate foreign subsidiaries in the United Kingdom, the Netherlands, France, Australia, and Canada. In September 1998 we expanded into Canada with the opening of a new operations facility in Toronto and in October 1998 we acquired Ottawa's Advanced Multipoint. We are investigating the possibility of opening offices in Germany and in Hong Kong and have incorporated but not opened a subsidiary in Hong Kong. Our future expansion in other foreign markets will necessarily increase our exposure to these risks.


Our common stock price is likely to be highly volatile.

     There can be no assurance that the market price of our common stock will not decline. The securities markets have from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. Our announcement or our competitors' announcements of new products, developments, or disputes concerning patents or proprietary rights, and economic and other external factors, as well as period-to-period fluctuations in our financial results, may have a significant impact on the market price of our common stock.

If we fail to meet the net tangible assets requirements of Nasdaq, we may be removed from listing on the Nasdaq SmallCap market, which would likely adversely affect both the market price and liquidity for our shares.

     Our common stock is listed on the Nasdaq SmallCap Market. We may be removed from the Nasdaq SmallCap market if we fail to meet its maintenance criteria. Nasdaq requires a minimum net tangible asset value of $2 million. As of December 31, 1998, our net tangible asset value was approximately $1.7 million. By February 1999, through a private placement involving 26 investors, our net tangible asset value increased to $3 million. However, if we fail to meet the continuing minimum net tangible asset value requirements necessary to qualify our common stock to be quoted on the Nasdaq SmallCap Market, these securities will be governed under various rules of the Securities and Exchange Commission relating to penny stocks, under the Penny Stock Reform Act of 1990. SEC rules require broker/dealers to make a suitability determination for purchases and to obtain the purchaser's prior written consent for a purchase transaction, thereby restricting the ability of purchasers of shares in this offering and of broker/dealers to sell shares of the common stock in the open market. This restriction would likely affect adversely both the market price and liquidity for our shares. We intend to maintain qualification for the continued quotation of our common stock and warrants on the Nasdaq SmallCap Market after this offering and intend to apply for listing on the Nasdaq National Market when we meet the applicable listing criteria. There can be no assurance that we will be able to maintain our SmallCap Market listing or obtain the Nasdaq National Market listing.

The interests of our stockholders and the price of our common stock may be adversely effected by the public sale of a significant number of the shares eligible for future sale through the exercise of options and warrants.

     As of December 31, 1998, various persons, including our officers and directors, held options and warrants to purchase a total of 1,934,364 shares of common stock. To the extent that any options or warrants are exercised, the interests of our shareholders may be diluted proportionately. The price which we may receive for issuance of our common stock upon exercise of the options and warrants may be less than the value of, or market price for, our common stock at the time the options and warrants are exercised. While these options and warrants are outstanding, the holders are given, at little or no cost, the opportunity to profit from any increase in the market price of our common stock without assuming the risk of ownership. So long as the options and warrants remain unexercised, the terms under which we could obtain equity capital from other sources may be adversely affected. Moreover, the holders of the options and warrants may be expected to exercise them at a time when we would, in all likelihood, be able to obtain needed capital from offering our securities on terms more favorable than those the outstanding options and warrants provide.

     As of December 31, 1998, there were 3,755,783 shares of common stock outstanding. Substantial increases in the amount of common stock outstanding as a result of the exercise of various options and warrants could adversely affect the market price of the common stock. Options and warrants of various types outstanding on December 31, 1998 entitled the holders to purchase 1,934,364 shares of common stock at prices ranging from $2.00 to $9.00 per share. As long as the exercise prices of some of these warrants and options are less than the price at which the common stock is publicly traded, the holders have an incentive to exercise their warrants or options, rather than purchase shares in the public market, and, possibly, to resell them at prices that are equal to or less than the current market price.

                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission. Consistent with the SEC's rules, we omitted some information from this prospectus that is contained in the registration statement. We file annual, quarterly, and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. Our SEC filings are also available at the office of the National Association of Securities Dealers, Inc. For more information on obtaining copies of our public filings at the National Association of Securities Dealers, Inc., you should write to National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                     INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to incorporate by reference our publicly-filed documents into this prospectus, which means that information included in these documents is considered part of this prospectus. Information that we file with the SEC after the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. The information incorporated by reference is an important part of this prospectus and information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference our:


     . Form SB-2 filed with the SEC on October 10, 1995, File No. 33-97908-D, and amendments to the SB-2.

     . Form 10-QSB for the quarter ending March 31, 1996 filed with the SEC on May 15, 1996, File No. 0-27560.

          . Schedule 14A Information filed with the SEC on April 30, 1997, File No. 0-27560.

          . Schedule 14A Information filed with the SEC on April 30, 1998, File No. 0-27560.

          . Annual report on Form 10-KSB for the year ending December 31, 1998 filed with the SEC on March 31, 1999, Form 10-KSB/A filed April 30, 1999, and all other subsequent amendments to the 10-KSB;

          . Schedule 14A Information filed with the SEC on April 15, 1998 in connection with our May 13, 1998 annual meeting of shareholders, File No. 0-27560;

          . Quarterly reports on Form 10-QSB for the quarters ending March 31 (filed with the SEC on May 15), June 30 (filed August 14 and amended on August 24), and September 30, 1998 (filed November 16, 1998);

          . Current reports on Form 8-K filed with the SEC on January 15, July 17, and October 30, 1998 and January 4 and January 15, 1999;

          . Form S-8 filed July 2, 1998 and Post-Effective Amendment No. 1 to Form S-8 filed with the SEC on August 19, 1998;

          . Post-Effective Amendment No. 4 to Form SB-2 filed with the SEC on December 8, 1998; and Final Prospectus for Post-Effective Amendment No. 4 to Form SB-2 filed with the SEC on January 4, 1999.

     You or any beneficial owner may request a copy of these filings at no cost, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, by writing to or telephoning us at the following address:

                         Investor Relations Department
                         1658 Cole Boulevard, Suite 130
                             Golden, Colorado 80401
                                 (303) 235-9000

                          ACT AND RECENT DEVELOPMENTS

     We provide and market a broad range of high-quality audio, video and data teleconferencing services, and distribute related teleconferencing products to businesses and other organizations in the United States, United Kingdom, Netherlands, Belgium, France, and Australia. We maintain operations centers in these countries, where we have installed and operate computer-managed telecommunications equipment known as bridges for conducting multiparty audio conferences. Bridges connect multiple parties on a single telephone call. Multipoint control units, MCUs, offer the most advanced bridge technology. With the use of multipoint control unit technology, the maximum number of participants is only limited by the number of conference ports available. One port is required for each participating telephone line. We have thousands of ports available to conference parties together.

     Our Actioncall(TM) audio teleconferencing services accommodate multiparty conferences with a number of participants at levels of audio volume and clarity that are not generally available on most office telephones. Audio teleconferencing enables routine meetings, training, information distribution and other business meetings to take place where travel makes it impractical, inconvenient, or expensive to assemble a large group on short notice or with regular frequency. We offer a variety of services at different price levels depending on customer needs and business volume. Our customers include small businesses, multinationals, law firms, accounting firms, banks, and a variety of other businesses and entities.

     Our video conferencing bridging service commenced in 1996 in the United Kingdom. It connects video participants by means of a video multipoint control unit under the ActionViewTM brand name. We plan to extend this videoconferencing service to all other operations centers worldwide.

     We also offer a variety of audio and video teleconferencing products including the Tandberg, Picturetel, Polycom, and RSI brand names. These products are competitively priced, stand-alone systems that permit individuals or small groups to send and receive video and audio signals over digital telephone systems. These systems comply with international standards and are connected primarily over the integrated services digital network, integrated services digital network, service, which is available in most major metropolitan markets. Our audio and data teleconferencing services can be provided over any telephone network.

     We market data teleconferencing services and software, as an adjunct to our audio teleconferencing services, and also distribute data teleconferencing software that permits clients to interconnect desktop computers by standard modem to simultaneously conduct audio and data teleconferences.

     We market our services and products through our North American, European, and Asia-Pacific marketing operations. We are actively seeking opportunities for expansion through the establishment of additional American, European, and Asia-Pacific sales offices and operations centers.

     We began handling audio teleconferencing calls for Concert Global Networks Limited, the global teleconferencing services company owned by British Telecommunications plc, as an outsource provider of these services during the fourth quarter of 1998. In October 1998, we agreed to provide video teleconferencing bridge services for customers of GTE Telephone Operating Company and to acquire GTE's video conferencing bridging equipment.

     We incorporated under the laws of Colorado in 1989, and began operations on January 2, 1990. Through a reorganization in October 1992, we acquired all of the outstanding shares of our related companies, which were owned by substantially the same shareholders who owned our shares, transferred our operating assets to our subsidiaries, and began operations as a holding company.

     In 1992 we acquired 60% of ACT Teleconferencing Limited, a majority owned United Kingdom subsidiary, to conduct operations in the United Kingdom. In July 1995 we acquired

100% of the issued share capital of NBS, Inc., a Minnesota corporation, and changed its name to ACT VideoConferencing, Inc. In September 1995 we began audio teleconferencing operations in continental Europe through a wholly owned subsidiary, ACT Teleconferencing B.V., a Netherlands corporation.

     In May 1997 we formed ACT Teleconferencing (Pty) Limited, in Australia and purchased 80% of the issued share capital. In December 1997 we acquired 80% of the issued shares of Multimedia and Teleconferencing Solutions, Limited, MaTS, a
value-added videoconferencing reseller based in the United Kingdom.   In
February 1998, we formed ACT Teleconferencing France, S.A., for the purpose of operating a teleconferencing service in France.

     In February 1998, we opened an office and established an audio teleconferencing operations center in New Jersey to serve the New York City area. In September 1998 we announced our expansion into Canada with the opening of a new facility in Toronto operated by ACT Teleconferencing Canada, Inc. and an agreement to acquire Ottawa's Advanced Multipoint Conferencing, Inc., Advanced Multipoint. We closed on the acquisition of Advanced Multipoint in October 1998. We are evaluating expansion into Germany and Hong Kong.

     We operate as a holding company for our wholly owned domestic and foreign subsidiaries and for our majority owned international subsidiaries. Our principal executive offices are located at 1658 Cole Boulevard, Suite 130, Golden, Colorado 80401, and our telephone number is (303) 233-3500.

                              SELLING STOCKHOLDERS

     Consistent with our policy to acquire an existing provider of teleconferencing services in various cities, rather than establishing a new office and installing a new bridge in that city, on October 16, 1998, we agreed to acquire 100% of the shares of Advanced Multipoint Conferencing, Inc., Advanced Multipoint, and paid CDN $1,656,000 (US $1,126,080) consisting of CDN $330,000 (US $224,400) in cash and 112,710 shares of our common stock. We extended the closing date to November 5, 1998 to obtain all the appropriate documentation and to make adjustments in response to fluctuations in market price of our common stock and exchange rates and to address accounting issues. The distribution of cash and common stock to Advanced Multipoint's stockholders was:

 ADVANCED               CASH (US Dollars)       CASH (Canadian Dollars)           COMMON STOCK
 MULTIPOINT
 SHAREHOLDER
---------------------------------------------------------------------------------------------------
Mark Kelly                   71,012.67                  104,430.40                    35,666
---------------------------------------------------------------------------------------------------
Stephen Nava                 71,012.67                  104,430.40                    35,666
---------------------------------------------------------------------------------------------------

Wendy Threader                   71,012.67                     104,430.40                    35,666
---------------------------------------------------------------------------------------------------
Anna Cheung                         710.12                       1,044.30                       357
---------------------------------------------------------------------------------------------------
Tina Cheung                         710.12                       1,044.30                       357
---------------------------------------------------------------------------------------------------
Denis Colbourne                   2,840.50                       4,177.20                     1,428
---------------------------------------------------------------------------------------------------
Margo Kelly                       1,420.25                       2,088.60                       714
---------------------------------------------------------------------------------------------------
Terry Kelly                       2,840.50                       4,177.20                     1,428
---------------------------------------------------------------------------------------------------
Tom Moore                         1,420.25                       2,088.60                       714
---------------------------------------------------------------------------------------------------
Jack Threader                     1,420.25                       2,088.60                       714
                                ----------                    -----------                    ------
---------------------------------------------------------------------------------------------------
TOTAL:                          224,400.00                    $330,000.00                   112,710 shares
---------------------------------------------------------------------------------------------------

     These ten former Advanced Multi-Point stockholders are selling stockholders with 112,710 shares of common stock. These stockholders did not hold any ACT common stock before this offering and had no relationship with ACT, its predecessors, or affiliates within the past three years before this offering.

     Additionally, on January 18, 1999, we entered into a services agreement with Intrepid Communications, LLC, a Colorado limited liability company, for management and other services in connection with our Ottawa office. The service agreement provides for our payment of US $71,500 cash and issuance of 18,500
shares of our common stock to Intrepid Communications, LLC.   Intrepid
Communications, LLC is a selling stockholder of 18,500 shares of common stock. It did not hold any ACT common stock before this offering and had no relationship with ACT, its predecessors, or affiliates within the past three years before this offering.

     Each such selling stockholder will determine the number of shares that each selling stockholder may actually sell, and the offer may depend upon a number of factors including the market price of the shares. Because each of the selling stockholders may offer all, some, or none of the shares, and because the offering this prospectus covers is currently not being underwritten, no estimate can be given as to the number of shares that each of the selling stockholders will hold upon or prior to termination of this offering. Accordingly, there can be no assurance that any of the selling stockholders will sell any or all of their respective shares.

     The shares issued to Advanced Multipoint's stockholders were issued under Regulation S of the Securities Act of 1933, and the shares issued to Intrepid Communications, LLC were exempt under section 4(2) of the Securities Act. The shares issued to Advanced Multipoint and Intrepid Communications, LLC were restricted securities and were issued in transactions that were exempt from registration under the Securities Act of 1933 and state securities laws.

                          FORWARD-LOOKING INFORMATION

     Statements made in this prospectus or in the documents incorporated by reference in this prospectus that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. A number of risks and uncertainties, including those discussed under the caption "Risk Factors" above and the documents incorporated by reference in this prospectus could affect these forward-looking statements and could cause actual results to differ materially from the statements made.

                                USE OF PROCEEDS

     We acquired 100% of Advanced Multipoint's shares of common stock by issuing our common stock to Advanced Multipoint's stockholders. We acquired Advanced Multipoint's shares for cash and 112,710 shares of our common stock. We will issued 18,500 of our shares to Intrepid Communications, LLC and will receive management and other services from it. The former Advanced Multipoint selling stockholders and Intrepid Communications, LLC are selling stockholders and will receive the proceeds from this offering, and we will not receive any proceeds from this offering.


                              PLAN OF DISTRIBUTION

     The selling stockholders may offer their 131,210 shares of common stock at various times in one or more of the following transactions:

          . on the Nasdaq SmallCap Market (or any other exchange on which the shares may be listed);

          .     in the over-the-counter market;

          .     in negotiated transactions other than on such exchanges;

          .     by pledge to secure debts and other obligations;

          . in connection with the writing of non-traded and exchange-traded call options, in hedge transactions, in covering previously established short positions and in settlement of other transactions in standardized or over-the-counter options; or

          .     in a combination of any of the above transactions.

     The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices. The selling stockholders may use broker-dealers to sell their shares. The broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares. The selling stockholders will pay all commissions, and other expenses associated with the sale of securities by them.

     Under certain circumstances the selling stockholders and any broker-dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of section 2(11) of the Securities Act. Any commissions received by such broker-dealers and any profits realized on the resale of shares by them may be considered underwriting discounts and commissions under the Securities Act. The selling stockholders may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act.

     The shares in this offering are being registered under our contractual obligations with the selling stockholders. We have not made any underwriting arrangements with respect to the sale of shares offered.

                           DESCRIPTION OF SECURITIES

     Our authorized capital stock consists of 10,000,000 shares of common stock, no par value and 1,000,000 shares of preferred stock, no par value. As of December 31, 1998, approximately 100 shareholders of record held 3,755,783 outstanding shares. We believe these shares are held of record for approximately 450 beneficial shareholders. There are no shares of preferred stock outstanding.


Common stock

     The holders of shares of common stock are entitled to one vote for each share held of record on all matters on which shareholders are entitled or permitted to vote. There is no cumulative voting for the election of directors. After recognition of any applicable preferences to any outstanding preferred stock, holders of common stock are entitled to receive dividends as the board of directors may lawfully declare out of funds legally available and in liquidation and to share pro rata in any other distribution to the holders of common stock, although we have never paid any dividends, and we do not expect to pay any in the future. Holders of common stock have no preemptive or subscription rights. There are no conversion rights, redemption rights, sinking fund provisions, or fixed dividend rights with respect to the common stock.

                                 LEGAL MATTERS

     Faegre & Benson LLP, our counsel in connection with this offering, has issued an opinion about the validity of the securities being offered.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our annual report on Form 10-KSB/A for the year ended December 31, 1997, as set forth in their report, which is incorporated by reference in this registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                INDEMNIFICATION

     As far as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     Other expenses in connection with this registration on Form S-3 are estimated to be:


                                                        Approximate Expense
Item
-----------------------------------------------------------------------------
SEC registration fee                                                  $191.50
-----------------------------------------------------------------------------
Legal Fees                                                             10,000*
-----------------------------------------------------------------------------
Accounting Fees and Expenses                                           10,000*
-----------------------------------------------------------------------------
Transfer Agent's Fees                                                     235*
-----------------------------------------------------------------------------
Miscellaneous Expenses                                                 973.50*
                                                                      -------
-----------------------------------------------------------------------------
 Total                                                                $21,400
-----------------------------------------------------------------------------

* Indicates estimate for the purpose of this filing.

Item 15.  Indemnification of Directors And Officers.

     The Colorado Business Corporation Act permits a corporation organized under it to indemnify its directors, officers, employees, and agents for various acts. We formed our Articles of Incorporation to conform to the Colorado Business Corporation Act. Our Articles of Incorporation, and their amendments, are incorporated by reference as Exhibit
3.1 to this registration statement.

     In general, we may indemnify any officer, director, employee, or agent against expenses, fines, penalties, settlements, or judgments arising in connection with a legal proceeding to which this person is a party, if that person's actions were in good faith, were believed to be in our best interest, and were not unlawful. Indemnification is mandatory with respect to a director or officer who was wholly successful in defense of a proceeding. In all other cases, indemnification of a director, officer, employee, or agent requires the board of directors independent determination, independent legal counsel's determination, or a vote of the shareholders that the person to be indemnified met the applicable standard of conduct.

     The circumstances under which indemnification is granted in connection with an action brought on our behalf are generally the same as those mentioned above. However, with respect to actions against directors, indemnification is granted only with respect to reasonable expenses actually incurred in connection with the defense or settlement of the action. In these actions, the person to be indemnified must have acted in good faith and in a manner the person reasonably believed was in our best interest; the person must not have been adjudged liable to us; and the person must not have received an improper personal benefit.

     Indemnification may also be granted under the terms of agreements which may be entered into in the future according to a vote of shareholders or directors. In addition, we are authorized to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their services in these positions. We may obtain an insurance policy in the future.


Item 16. Exhibits.


Exhibit
-------
No.                                       Description
-------  -----------------------------------------------------------------------
 3.1(2)  Restated Articles of Incorporation of ACT dated April 15, 1996
 3.2(2)  Bylaws of ACT, amended as of April 15, 1996
 4.1(1)  Form of specimen certificate for common stock of ACT
 5       Opinion of Faegre & Benson LLP
10.1(1)  Stock Option Plan of 1991, as amended, authorizing 400,000 shares of common stock for issuance under the Plan
10.2(1)  Form of Stock Option Agreement
10.3(1)  Form of common stock purchase warrant
10.10(1) Split Dollar Insurance Agreement dated March 1, 1990, between ACT and
         D. Van Eeckhout
10.11(1) Service agreement dated April 10, 1992 between David Holden and ACT
         Teleconferencing Limited
10.19(4) Stock Option Plan of 1996

10.20(5) Employee Stock Purchase Plan
10.22(6) Loan and Security Agreement dated March 31, 1998 and Form of stock purchase warrant with Sirrom Capital Corporation and Equitas L.P.
10.23(6) Loan Agreement with Key Bank, N.A.
10.24(7) Lease Commitment and Warrant with R.C.C. Finance Group Ltd.
10.25(7) Contract for the Supply of Conferencing Services Design Development and
         Information signed July 14, 1998 between ACT Teleconferencing Services,
         Inc. and Concert Global Networks Limited
10.26(7) Agreement for the Supply of Conferencing Services signed July 14, 1998 between ACT Teleconferencing Services, Inc. and Concert Global Networks
         Limited
10.27(7) Agreement for Videoconferencing Equipment and Services (GTE Telephone
         Operating Companies) dated October 1, 1998
23.1     Consent of Ernst & Young LLP
24.1     Power of Attorney included in signature page of registration statement

(1) Incorporated by reference, attached as an exhibit of the same number to our registration statement on Form SB-2 filed with the SEC on October 10, 1995, and amendments to our Form SB-2, File No. 33-97908-D.

(2) Incorporated by reference, attached as an exhibit of the same number to our Form 10-QSB for the quarter ending March 31, 1996 filed with the SEC on May 15, 1996, File No. 0-27560.

(3) Incorporated by reference, attached as an exhibit of the same number to our Form S-8, filed with the SEC on July 2, 1998, File 0-27560.

(4) Incorporated by reference, attached as an exhibit to our Schedule 14A Information filed with the SEC on April 30, 1997, File No. 0-27560, and amended and attached as exhibit 4.6 to our Form S-8 filed on July 2, 1998, File 333-58403.

(5) Incorporated by reference, attached as an exhibit to our Schedule 14A Information filed with the SEC on April 15, 1998, File No. 0-27560.

(6) Incorporated by reference, attached as an exhibit of the same number to our Amendment No. 1 to Form 10-QSB for the quarter ending June 30, 1998 filed with the SEC on August 24, 1998 (originally filed under cover of Form SE on August 14, 1998), File 0-27560.

(7) Incorporated by reference, attached as an exhibit of the same number to our Form 10-QSB for the quarter ending September 30, 1998, filed with the SEC on November 16, 1998, File 0-27560.

Item 17. Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (c) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement.

     Provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered in the registration statement, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of the securities.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

     That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report under Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered in the registration statement, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of the securities.

     As far as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant under the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against liabilities (other than the payment by the

Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether this indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

                                   SIGNATURES

     Under the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused the undersigned to sign this registration statement or amendment on the registrant's behalf, duly authorized in the City of Golden, State of Colorado, on May 3, 1999.


                                          ACT TELECONFERENCING, INC.


Date: May 3, 1999                         By   /s/ Gerald D. Van Eeckhout
                                            -----------------------------
                                            Gerald D. Van Eeckhout
                                            Chief Executive Officer

     Under to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates stated signed this registration statement or amendment.

Signature                               Title
---------                               -----

/s/ Gerald D. Van Eeckhout      Chief Executive Officer
--------------------------      and Director
Gerald D. Van Eeckhout          (Principal Executive Officer)


/s/ Gavin Thomson               Chief Financial Officer
--------------------------      (Principal Financial & Accounting Officer)
Gavin Thomson

*                               Director
--------------------------
Ronald J. Bach

*                               Director
--------------------------
James F. Seifert

*                               Director
--------------------------
Carolyn R. Van Eeckhout

*                               Director
--------------------------
Donald Sturtevant

* Gavin Thomson signs this document on behalf of each of the above named directors of the registrant under each person's duly executed power of attorney.

                                            /s/ Gavin Thomson
                                            -------------------------------
                                            Gavin Thomson, Attorney in fact

Index to Exhibits
All exhibits are filed electronically or incorporated by reference.


Exhibit
No.                                        Description
--------  ------------------------------------------------------------------------------
  3.1(2)  Restated Articles of Incorporation of ACT dated April 15, 1996
  3.2(2)  Bylaws of ACT, amended as of April 15, 1996
  4.1(1)  Form of specimen certificate for common stock of ACT
       5  Opinion of Faegre & Benson LLP
 10.1(1)  Stock Option Plan of 1991, as amended, authorizing 400,000 shares of common stock for issuance under the Plan
 10.2(1)  Form of Stock Option Agreement
 10.3(1)  Form of common stock purchase warrant
10.10(1)  Split Dollar Insurance Agreement dated March 1, 1990, between ACT and Gerald
          D. Van Eeckhout
10.11(1)  Service agreement dated April 10, 1992 between David Holden and ACT
          Teleconferencing Limited
10.19(4)  Stock Option Plan of 1996
10.20(5)  Employee Stock Purchase Plan
10.22(6)  Loan and Security Agreement dated March 31, 1998 and Form of stock purchase warrant with Sirrom Capital Corporation and Equitas L.P.
10.23(6)  Loan Agreement with Key Bank, N.A.
10.24(7)  Lease Commitment and Warrant with R.C.C. Finance Group Ltd.
10.25(7)  Contract for the Supply of Conferencing Services Design Development and
          Information signed July 14, 1998 between ACT Teleconferencing Services, Inc.
          and Concert Global Networks Limited
10.26(7)  Agreement for the Supply of Conferencing Services signed July 14, 1998 between ACT Teleconferencing Services, Inc. and Concert Global Networks
          Limited
10.27(7)  Agreement for Videoconferencing Equipment and Services (GTE Telephone
          Operating Companies) dated October 1, 1998
    23.1  Consent of Ernst & Young LLP
    24.1  Power of Attorney included in signature page of registration statement

(1) Incorporated by reference, attached as an exhibit of the same number to our registration statement on Form SB-2 filed with the SEC on October 10, 1995, and amendments to our Form SB-2, File No. 33-97908-D.

(2) Incorporated by reference, attached as an exhibit of the same number to our Form 10-QSB for the quarter ending March 31, 1996 filed with the SEC on May 15, 1996, File No. 0-27560.

(3) Incorporated by reference, attached as an exhibit of the same number to our Form S-8, filed with the SEC on July 2, 1998, File 0-27560.

(4) Incorporated by reference, attached as an exhibit to our Schedule 14A Information filed with the SEC on April 30, 1997, File No. 0-27560, and amended and attached as exhibit 4.6 to our Form S-8 filed on July 2, 1998, File 333-58403.

(5) Incorporated by reference, attached as an exhibit to our Schedule 14A Information filed with the SEC on April 15, 1998, File No. 0-27560.

(6) Incorporated by reference, attached as an exhibit of the same number to our Amendment No. 1 to Form 10-QSB for the quarter ending June 30, 1998 filed with the SEC on August 24, 1998 (originally filed under cover of Form SE on August 14, 1998), File 0-27560.

(7) Incorporated by reference, attached as an exhibit of the same number to our Form 10-QSB for the quarter ending September 30, 1998, filed with the SEC on November 16, 1998, File 0-27560.